        NEWS RELEASE

BROWN-FORMAN REPORTS FISCAL 2026 RESULTS

June 4, 2026, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2026. Fourth quarter reported net sales increased 2%1 to $912 million (+2% on an organic basis2) compared to the same prior-year period. In the quarter, reported operating income decreased 53% to $96 million (flat on an organic basis) and diluted earnings per share decreased 62% to $0.12.
For the full year, the company’s reported net sales decreased 1% to $3.9 billion (flat on an organic basis) compared to the same prior-year period. Reported operating income decreased 10% to $1.0 billion (-2% on an organic basis) and diluted earnings per share decreased 17% to $1.53.
“We finished the fiscal year ahead of our expectations, driven by strong execution in our innovation portfolio, the early benefits of our U.S. route-to-market transformation, and strategic cost-restructuring initiatives,” said President and Chief Executive Officer Lawson Whiting. “Our ability to grow cash flows from operations and free cash flow by more than $400 million in a declining market speaks to the strength of our business and our commitment to a robust capital allocation strategy. While we expect continued market volatility and a challenging cost cycle in the year ahead, our performance this year proves we have the right people, brands, and strategy to navigate these challenges effectively.”
Fiscal 2026 Highlights
•The net sales decline was led by the end of the Korbel Champagne Cellars relationship (Korbel relationship) and the absence of the Sonoma-Cutrer prior-year transition services agreement (TSA), partially offset by the launch of Jack Daniel’s Tennessee Blackberry.
•From a geographic perspective, net sales growth in Emerging3 markets and the Travel Retail3 channel was partially offset by a decline in the United States, and Developed International3 markets were flat.
•Gross margin expanded 160 basis points driven by the positive effect of acquisitions and divestitures.
•Cash flows from operations grew by $402 million to $1.0 billion and free cash flow2 increased by $462 million to $893 million.
•The company returned $827 million to stockholders by distributing $427 million in regular quarterly dividends and $400 million through its share repurchase program.

Fiscal 2026 Brand Results
•Net sales for Whiskey3 products increased 3% (+1% organic) driven by the launch of Jack Daniel’s Tennessee Blackberry, the positive effect of foreign exchange, and the growth of Woodford Reserve in the United States, partially offset by declines of Jack Daniel’s Tennessee Whiskey.
•Net sales for the Tequila3 portfolio decreased 4% (-6% organic). Herradura’s net sales declined 9% (-10% organic) led by lower volumes in the United States. el Jimador’s net sales decreased 2% (-2% organic) driven by declines in the United States and Mexico, partially offset by higher volumes in Colombia.
•Net sales for the Ready-to-Drink3 (RTD) portfolio increased 11% (+7% organic). Net sales of New Mix increased 41% (+33% organic) fueled by market share gains in Mexico within an accelerating category and the product’s launch in the United States. Jack Daniel’s RTD/RTP portfolio decreased 3% (-5% organic) driven by declines in the United States and the absence of American-made beverage alcohol from retail shelves across most provinces in Canada.
•Rest of Portfolio's3 net sales declined 31% (+18% organic) driven by the unfavorable impact of acquisitions and divestitures, partially offset by the distribution of new agency brands in Japan and Mexico, as well as strong double-digit growth of Gin Mare and Diplomático.
•Net sales for non-branded and bulk decreased 68% (-68% organic) driven by lower used barrel sales.
Fiscal 2026 Market Results
•Net sales in the United States declined 7% (flat organic) driven by the end of the Korbel relationship and the absence of the Sonoma-Cutrer prior-year TSA, as well as lower volumes of Jack Daniel’s Tennessee Whiskey and unfavorable portfolio mix, partially offset by innovation, led by Jack Daniel’s Tennessee Blackberry and growth of Woodford Reserve. Higher net pricing across the portfolio as a result of changes to our distributor relationship terms and favorable timing of distributor ordering patterns positively impacted net sales.
•In a challenging economic environment, net sales in the Developed International markets were flat (-3% organic). The positive effect of foreign exchange and the benefit from the transition to owned distribution in Italy was offset by the absence of American-made beverage alcohol from retail shelves in most of the Canadian provinces and declines in Germany and the United Kingdom.
•Net sales in Emerging markets increased 14% (+12% organic) driven by growth across the Jack Daniel’s family of brands led by Türkiye, the United Arab Emirates, and Brazil, strong double-digit growth of New Mix in Mexico, an estimated net increase in distributor inventories, and the positive effect of foreign exchange.

•The Travel Retail channel’s net sales increased 6% (+5% organic) largely due to increased passenger traffic leading to higher volumes of Jack Daniel’s Tennessee Whiskey as well as the positive effect of foreign exchange.
Fiscal 2026 Other P&L Items
•Gross profit increased 2% (flat organic). Gross margin expanded 160 basis points to 60.5% driven by the positive effect of acquisitions and divestitures, the positive effect of foreign exchange, and lower costs influenced by the timing of cost fluctuations.
•Advertising expense decreased 4% (-5% organic) driven by lower spend across the Jack Daniel’s family of brands, led by super-premium Jack Daniel’s expressions, and the end of the Korbel relationship, partially offset by the negative effect of foreign exchange.
•Selling, general, and administrative (SG&A) expenses increased 9% (+7% organic) driven by costs associated with the contemplated business transaction discussions, higher compensation-and-benefit-related expenses, and the negative effect of foreign exchange.
•The company incurred $19 million in charges related to the strategic restructuring initiative announced in January 2025.
•Operating income decreased 10% (-2% organic) resulting in an operating margin decrease of 240 basis points to 25.5%. The operating margin decrease was driven by higher non-cash impairment charges and higher SG&A expenses, partially offset by lower restructuring initiative costs compared to the same prior-year period.
•Diluted earnings per share decreased $0.31 driven by lower operating income and the absence of the prior-year gain on sale of our investment in The Duckhorn Portfolio, Inc.
Fiscal 2026 Financial Stewardship
During fiscal 2026, the company paid $427 million to stockholders through its regular quarterly dividend and returned $400 million to stockholders through its share repurchase program, which was completed in December 2025. Brown-Forman, a member of the S&P 500 Dividend Aristocrats Index, has paid regular quarterly cash dividends for 82 consecutive years and has increased the regular dividend for 42 consecutive years.
In addition, cash flows from operations grew $402 million to $1.0 billion, primarily reflecting disciplined working capital management, and free cash flow increased $462 million to $893 million, driven by strong operating cash flow generation and lower capital expenditure needs.

Fiscal 2027 Outlook
We anticipate the operating environment for fiscal 2027 to remain challenging, as macroeconomic pressures and geopolitical instability continue to negatively impact consumer behavior and beverage alcohol consumption, particularly within developed markets. We remain committed to building our business for the long term while focusing intensely on the variables within our control. We believe we will benefit in fiscal 2027 from our previously announced restructuring initiative and U.S. distributor changes, and continued new product innovation, such as the expansion of Jack Daniel's Tennessee Blackberry. Considering these factors, we expect the following in fiscal 2027:
•Organic net sales to be approximately flat.
•Organic operating income decline in the 3% to 5% range.
•Our effective tax rate to be in the range of approximately 20% to 22%.
•Capital expenditures planned to be in the range of $60 to $70 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
Brown-Forman Corporation is a global leader in the spirits industry, responsibly building exceptional beverage alcohol brands for more than 155 years. Headquartered in Louisville, Kentucky, we are guided by our founding promise, “Nothing Better in the Market.” Our premium portfolio includes the Jack Daniel’s Family of Brands, Woodford Reserve, Old Forester, New Mix, el Jimador, Herradura, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Gin Mare, Fords Gin, Chambord, and Slane. With approximately 5,000 employees worldwide, we proudly share our passion for fine-quality spirits in more than 170 countries. Learn more at brown-forman.com and stay connected with us on LinkedIn, Instagram, and X.
Contacts:
Elizabeth Conway, Director, External Communications
Elizabeth_Conway@b-f.com

Sue Perram, Vice President, Director, Investor Relations
Sue_Perram@b-f.com

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “ambition,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks from changes to the trade policies, tariffs, and import and export regulations of the United States or foreign governments and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and/or distributors
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects or risks relating to the increased risk of social media
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Failure to attract or retain key executive or employee talent
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly due to a stronger U.S. dollar
•A downgrade or potential downgrade of our credit ratings
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights

•Significant legal disputes and proceedings, or government investigations
•Cyberbreach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2025 and 2026
(Dollars in millions, except per share amounts)

	2025	2026	Change

Net sales	$894	$912	2%
Cost of sales	381	341	(10%)
Gross profit	513	571	11%
Advertising expenses	107	96	(10%)
Selling, general, and administrative expenses	193	259	34%
Restructuring and other charges	27	—	(97)%
Other intangible assets impairment	47	132
Other expense (income), net	(66)	(12)
Operating income	205	96	(53)%
Non-operating postretirement expense	—	2
Interest expense, net	22	23
Equity method investment income and gain on sale	—	—
Income before income taxes	183	71	(61)%
Income taxes	37	17
Net income	$146	$54	(63)%

Earnings per share:
Basic	$0.31	$0.12	(62)%
Diluted	$0.31	$0.12	(62)%

Gross margin	57.3%	62.6%
Operating margin	22.9%	10.5%

Effective tax rate	20.2%	25.1%

Cash dividends paid per common share	$0.2265	$0.2310

Shares (in thousands) used in the
calculation of earnings per share
Basic	472,667	458,702
Diluted	472,884	459,310

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2025 and 2026
(Dollars in millions, except per share amounts)

	2025	2026	Change

Net sales	$3,975	$3,928	(1%)
Cost of sales	1,632	1,550	(5%)
Gross profit	2,343	2,378	2%
Advertising expenses	484	462	(4%)
Selling, general, and administrative expenses	744	807	9%
Restructuring and other charges	60	19	(68%)
Other intangible assets impairment	47	132
Other expense (income), net	(99)	(43)
Operating income	1,107	1,001	(10)%
Non-operating postretirement expense	4	27
Interest expense, net	105	89
Equity method investment income and gain on sale	(83)	—
Income before income taxes	1,081	885	(18)%
Income taxes	212	170
Net income	$869	$715	(18)%

Earnings per share:
Basic	$1.84	$1.53	(17)%
Diluted	$1.84	$1.53	(17)%

Gross margin	58.9%	60.5%
Operating margin	27.9%	25.5%

Effective tax rate	19.6%	19.3%

Cash dividends paid per common share	$0.8886	$0.9150

Shares (in thousands) used in the
calculation of earnings per share
Basic	472,655	466,335
Diluted	472,950	466,733

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2025	April 30, 2026
Assets:
Cash and cash equivalents	$444	$308
Accounts receivable, net	830	832
Inventories	2,511	2,543
Assets held for sale	121	—
Other current assets	289	308
Total current assets	4,195	3,991

Property, plant, and equipment, net	1,095	1,116
Goodwill	1,505	1,522
Other intangible assets	981	943
Other assets	310	322
Total assets	$8,086	$7,894

Liabilities:
Accounts payable and accrued expenses	$741	$795
Accrued income taxes	27	18
Short-term borrowings	312	68
Current portion of long-term debt	—	351
Total current liabilities	1,080	1,232

Long-term debt	2,421	2,083
Deferred income taxes	241	207
Accrued postretirement benefits	164	172
Other liabilities	187	180
Total liabilities	4,093	3,874

Stockholders’ equity	3,993	4,020

Total liabilities and stockholders’ equity	$8,086	$7,894

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2025 and 2026
(Dollars in millions)

	2025	2026

Cash provided by operating activities	$598	$1,000

Cash flows from investing activities:
Proceeds from sale of cooperage assets	51	33
Proceeds from sale of equity method investment	350	—
Additions to property, plant, and equipment	(167)	(107)
Other	15	3
Cash provided by (used for) investing activities	249	(71)

Cash flows from financing activities:
Net change in short-term borrowings	(117)	(244)
Repayment of long-term debt	(300)	—
Acquisition of treasury stock	—	(400)
Dividends paid	(420)	(427)
Other	(6)	(3)
Cash provided by (used for) financing activities	(843)	(1,074)

Effect of exchange rate changes	3	9

Net increase (decrease) in cash, cash equivalents, and restricted cash	7	(136)

Cash, cash equivalents, and restricted cash at beginning of period	456	463

Cash, cash equivalents, and restricted cash at end of period	463	327
Less: Restricted cash at end of period	(19)	(19)
Cash and cash equivalents at end of period	$444	$308

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	April 30, 2026
	3 Months	12 Months
Reported change in net sales	2%	(1%)
Acquisitions and divestitures	2%	3%
Foreign exchange	(2%)	(2%)
Organic* change in net sales	2%	—%

Reported change in gross profit	11%	2%
Acquisitions and divestitures	1%	1%
Other items*	(1%)	—%
Foreign exchange	(2%)	(2%)
Organic change in gross profit	10%	—%

Reported change in advertising expenses	(10%)	(4%)
Acquisitions and divestitures	1%	2%
Foreign exchange	(3%)	(2%)
Organic change in advertising expenses	(12%)	(5%)

Reported change in SG&A	34%	9%
Acquisitions and divestitures	—%	—%
Foreign exchange	(2%)	(2%)
Organic change in SG&A	32%	7%

Reported change in operating income	(53%)	(10%)
Acquisitions and divestitures	7%	5%
Impairment charges	54%	8%
Other items*	(12%)	(4%)
Foreign exchange	5%	(1%)
Organic change in operating income	—%	(2%)

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve Months Ended April 30, 2026

	Supplemental Information^
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand^	Depletions (Millions)*	% Change vs. Prior-Year Period	Shipments (Millions)*	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic^
Whiskey	20.9	—%	21.0	—%	3%	—%	(1%)	1%
JDTW	13.4	(3%)	13.3	(3%)	(2%)	—%	(1%)	(4%)
JDTH	1.9	(4%)	1.9	(4%)	(3%)	—%	(2%)	(5%)
Gentleman Jack	0.8	(2%)	0.8	(1%)	(1%)	—%	(1%)	(2%)
JDTA	1.1	14%	1.1	12%	12%	—%	(2%)	10%
JDTF	0.6	(7%)	0.6	(8%)	(7%)	—%	(1%)	(8%)
Woodford Reserve	1.8	—%	1.9	1%	4%	—%	—%	4%
Old Forester	0.5	(3%)	0.5	—%	5%	—%	—%	5%
Rest of Whiskey	0.9	91%	1.0	115%	61%	—%	(1%)	60%
Ready-to-Drink	23.6	9%	23.8	10%	11%	—%	(4%)	7%
JD RTD/RTP	9.9	(4%)	9.9	(4%)	(3%)	—%	(3%)	(5%)
New Mix	13.7	21%	13.8	22%	41%	—%	(8%)	33%
Tequila	1.9	(7%)	1.9	(3%)	(4%)	—%	(1%)	(6%)
el Jimador	1.3	(6%)	1.3	(1%)	(2%)	—%	(1%)	(2%)
Herradura	0.5	(11%)	0.5	(11%)	(9%)	—%	(1%)	(10%)
Rest of Portfolio	1.1	6%	1.1	15%	(31%)	53%	(4%)	18%
Non-branded and bulk	NA	NA	NA	NA	(68%)	—%	—%	(68%)
Total Portfolio	47.5	4%	47.8	5%	(1%)	3%	(2%)	—%

Other Brands and Aggregations
Jack Daniel's Family	28.3	(2%)	28.4	(1%)	1%	—%	(2%)	—%
American Whiskey	19.5	(1%)	19.6	—%	2%	—%	(1%)	—%
Diplomático	0.3	3%	0.3	12%	17%	—%	(5%)	11%
Gin Mare	0.2	19%	0.2	18%	36%	—%	(6%)	30%

^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our brand aggregations and other metrics.
*Volumes are adjusted to remove increases or decreases related to acquired and divested brands for periods not comparable year over year. For additional information concerning acquisitions and divestitures impacting depletions and shipments, see the applicable defined terms in “Note 2 – Non-GAAP Financial Measures.”
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve Months Ended April 30, 2026

	Net Sales % Change vs. Prior-Year Period
Geographic Area^	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic^
United States	(7%)	7%	—%	—%
Developed International	—%	—%	(3%)	(3%)
Germany	(2%)	—%	(5%)	(7%)
Australia	1%	—%	—%	—%
United Kingdom	(6%)	—%	(3%)	(9%)
France	(2%)	—%	(5%)	(7%)
Spain	—%	1%	(5%)	(4%)
Rest of Developed International	7%	—%	(3%)	4%
Emerging	14%	1%	(3%)	12%
Mexico	20%	—%	(7%)	13%
Poland	7%	6%	(11%)	2%
Brazil	13%	—%	(2%)	12%
Türkiye	(4%)	—%	22%	19%
Rest of Emerging	16%	—%	(2%)	15%
Travel Retail	6%	—%	(2%)	5%
Non-branded and bulk	(68%)	—%	—%	(68%)
Total	(1%)	3%	(2%)	—%

^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our geographic aggregations and other metrics.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories

Twelve Months Ended April 30, 2026
Estimated Net Change in Distributor Inventories^ vs. Prior-Year Period
Geographic Area^ - Net Sales
United States	1%
Developed International	1%
Emerging	3%
Travel Retail	—%
Non-branded and bulk	—%

Product category / brand family / brand^
Whiskey	1%
JDTW	—%
JDTH	—%
Gentleman Jack	1%
JDTA	(1%)
JDTF	(1%)
Woodford Reserve	3%
Old Forester	6%
Rest of Whiskey	12%
Ready-to-Drink	1%
JD RTD/RTP	—%
New Mix	3%
Tequila	2%
el Jimador	5%
Herradura	—%
Rest of Portfolio	7%
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	2%
Cost of Sales	1%
Gross Profit	2%
Operating Income	3%

^See “Note 3 - Definitions” for details on our geographic aggregations, brand aggregations, and other metrics.

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Schedule E
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
For the Twelve Months Ended April 30, 2025 and 2026
(Dollars in millions)

	2025	2026

Cash provided by operating activities	$598	$1,000
Additions to property, plant, and equipment	(167)	(107)
Free cash flow*	431	893

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Note 1 - All related commentary and percentage growth rates are on a reported basis and compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). Additionally, we use some financial measures in this press release that are not measures of financial performance under GAAP. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, C, and E of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income), net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) impairment charges, (3) other items, and (4) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on the sale of divested brands and certain assets, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), (c) the effects of operating activity related to acquired and divested brands, including certain divested agency brands, for periods not comparable year over year (non-comparable periods), and (d) fair value changes to contingent consideration liabilities. Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year. For the periods presented, we had the following acquisitions and divestitures adjustments:
During fiscal 2023, we acquired the Gin Mare brand (Gin Mare). The purchase price consisted of cash paid at the acquisition date plus contingent consideration that is payable in cash no later than July 2027. We recognized $43 million and $15 million in favorable fair value adjustments to Gin Mare’s contingent consideration liability during fiscal 2025 and fiscal 2026, respectively. This adjustment removes the fair value impact from our other expense (income), net and operating income for the periods presented.
During fiscal 2024, we sold our Finlandia vodka and Sonoma-Cutrer wine businesses and entered into transition services agreements (TSAs) related to distribution services in certain markets for these businesses. This adjustment removes the net sales, cost of sales, operating expenses, and operating income recognized pursuant to the TSAs for the non-comparable period, which is activity from fiscal 2025.
During fiscal 2025, we recognized a gain of $12 million on the sale of the Alabama cooperage. This adjustment removes the gain from our other expense (income), net and operating income.
During fiscal 2026, we ended our sales, marketing, and distribution relationship with Korbel Champagne Cellars (Korbel relationship), effective June 30, 2025. This adjustment removes the net sales, cost of sales, operating expenses, and operating income for the non-comparable period, which is July through April of fiscal 2025 and fiscal 2026.
•“Impairment Charges.” This adjustment removes the impact of impairment charges from our results of operations.
During fiscal 2025, we recognized a non-cash impairment charge of $47 million for the Gin Mare brand name. During fiscal 2026, we recognized non-cash impairment charges of $45 million and $87 million for the Gin Mare and Diplomático brand names, respectively.
*Operating expenses include advertising expenses, SG&A expenses, restructuring and other charges, other intangible assets impairment, and other expenses (income), net.

•“Other Items.” Other Items include the additional items outlined below.
“Franchise tax refund.” During fiscal 2025, we recognized a $13 million franchise tax refund due to a change in franchise tax calculation methodology for the state of Tennessee. This modification lowered our annual franchise tax obligation and was retroactively applied to franchise taxes paid during fiscal 2020 through fiscal 2023. This adjustment removes the franchise tax refund from our other expense (income), net and operating income.
“Restructuring initiative.” During fiscal 2025, our Board of Directors approved a plan to reduce our structural cost base and realign resources toward future sources of growth. This included reducing our workforce by approximately 12% and closing the Louisville-based Brown-Forman Cooperage. We also offered a special, one-time early retirement benefit to qualifying U.S. employees. In fiscal 2025, we incurred $63 million* in charges related to the restructuring initiative. During fiscal 2026, we incurred $19 million in restructuring and other charges associated with this initiative and completed the sale of Brown-Forman Cooperage facility and related assets. This adjustment removes the restructuring initiative impact from our cost of sales, operating expenses and operating income for the periods presented.
“Substitution drawback claims.” During fiscal 2026, we recognized a net benefit of $18 million related to the collection of substitution drawback claims filed with the U.S. Government between fiscal 2016 and 2019. As of the first quarter of fiscal 2026, all claims had been collected. Comparatively, we recognized an immaterial net benefit in fiscal 2025 related to the collection of substitution drawback claims. This adjustment removes the benefit from our other expense (income), net and operating income for the periods presented.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations, we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.
“Free cash flow.” Free cash flow is a liquidity measure that represents cash provided by operating activities less additions to property, plant, and equipment. In Schedule E, we provide this calculation for the relevant periods. We believe this non-GAAP measure provides useful information to investors about the amount of cash generated from our business operations. We use free cash flow primarily to meet current obligations, make appropriate capital and strategic investments, and return cash to our stockholders through regular dividends and, from time to time, through share repurchases and special dividends. Free cash flow is not a measure of cash available for discretionary
*This adjustment comprises $60 million of costs included in restructuring and other charges and $3 million of restructuring related inventory charges included in cost of sales.

expenditures since we have certain non-discretionary obligations, such as debt service, that are not deducted from this measure. Free cash flow should be considered in addition to, rather than as a substitute for, cash provided by operating activities reported under GAAP.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.

Geographic Aggregations.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of reported net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, and Spain. This aggregation represents our net sales of branded products to these markets.
•“Spain” includes Spain and certain other surrounding territories.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, Brazil, and Türkiye. This aggregation represents our net sales of branded products to these markets.
•“Brazil” includes Brazil, Paraguay, Uruguay, and certain other surrounding territories.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey, regardless of customer location.
Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of reported net sales. In addition to brands listed by name, we include the aggregations outlined below.
Beginning in fiscal 2025, we aggregated the “Wine” and “Vodka” product categories with “Rest of Portfolio,” due to the divestitures of Sonoma-Cutrer and Finlandia. Please refer to the new definition of “Rest of Portfolio” for more information.
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), The Glendronach, Benriach, Glenglassaugh, and Slane Irish Whiskey.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), Woodford Reserve, and Old Forester.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel’s expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Coca-Cola RTD, Jack Daniel’s & Cola, Jack Daniel’s Double Jack, Jack Daniel’s Country

Cocktails (JDCC)*, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s & Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of these products.
•“Tequila” includes el Jimador, the Herradura family of brands (Herradura), and other tequilas.
•“Rest of Portfolio” includes Diplomático, Gin Mare, Chambord, other agency brands (brands we do not own, but sell in certain markets), Korbel California Champagnes and Korbel Brandy†, Fords Gin, Finlandia Vodka (which was divested on November 1, 2023), and Sonoma-Cutrer (which was divested on April 30, 2024).
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Tennessee Blackberry (JDTB), Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Bonded Series, Jack Daniel’s Sinatra Select, Jack Daniel’s 10 Year Old, Jack Daniel’s American Single Malt, Jack Daniel’s 14 Year Old, Jack Daniel’s 12 Year Old, and other Jack Daniel’s expressions.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this release unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This metric is commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by outside parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g., organic net sales) by the corresponding shipment volumes to arrive at a shipment-per-case amount, and (b) multiplying the resulting shipment-per-case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
*As announced on March 2, 2026, we agreed to conclude our relationship with Pabst Brewing Company for flavored malt beverages within the United States. We will assume management of the supply, sales, marketing, and distribution of JDCC, effective July 7, 2026.
†Ended the Korbel relationship effective June 30, 2025.

•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.